Exhibit 10.2

(English Translation Summary)

Share Purchase Agreement between
Telefónica de Argentina S.A. (“TASA”) and DATACORP S.A. (“DATACORP”)

Objective:

DATACORP will sell, and TASA will buy, all of the Telefónica DATA Argentina S.A. (“DATA”) shares currently held by DATACORP.

Term:

The date of closing (“Closing Date”) will occur within five days of TASA and DATACORP receiving authorization from the Secretary of Communications.

Representations:

DATACORP has provided representations covering such matters as DATA’s capitalization, DATA’s compliance with labor, tax, licensing and intellectual property laws, and DATA’s financial condition and legal matters.

Price:

TASA will pay DATACORP a fixed price for the shares. This price will be determined by reference to the value of DATA’s existing financial debt, cash bank deposits, short term investments, provisions for contingencies and working capital at the time of closing. Should there be any material modifications made to the value of DATA’s shares prior to the Closing Date, the parties shall agree on an adjusted price to compensate for such modifications.

General Provisions:

DATACORP currently holds 787,697 of the 804,617 shares of DATA, representing 97.89% of DATA’s total shares. Each share has a nominal value of one hundred (100) pesos and the right to one vote each. After closing, TASA will obtain these shares and be entitled to all present and future rights derived therefrom.

DATACORP covenants to cause DATA not to execute any of following acts before the Closing Date: increasing, decreasing or in any other way modifying DATA’s shares; distributing dividends or any other compensation to DATA’s shareholders; amending DATA’s bylaws; or taking any other action that would violate in any of the terms or representations in this contract. TASA will designate an examiner until the Closing Date who will be given access to all requisite documentation to guarantee DATACORP’s fulfillment of this contractual obligation.

DATACORP is obligated to indemnify both TASA and DATA, its employees, executive officers and directors against any proceedings resulting from a breach of this contract by DATACORP or for any financial condition not revealed in DATACORP’s financial records. Such indemnity will cover damages and penalties incurred in said proceedings as well as any legal expenses. In such circumstances, DATACORP is entitled to select legal counsel to represent TASA and DATA. DATACORP is not obligated to indemnify TASA or DATA against any proceeding that does not exceed Ps.5,000. DATACORP will no longer be obligated to indemnify either TASA or DATA after a period of 30 months subsequent to the Closing Date.

All parties are bound by confidentiality policies pursuant to which they may not divulge, publish, communicate or in any other way disseminate the terms and conditions of the contract.